Filed pursuant to Rule 433

Registration File No. 333-229659

Issuer Free Writing Prospectus dated August 17, 2020

Relating to Preliminary Prospectus Supplement dated August 17, 2020

FINAL TERM SHEET

August 17, 2020

Cummins Inc.

$500,000,000 0.750% Senior Notes due 2025

$850,000,000 1.500% Senior Notes due 2030

$650,000,000 2.600% Senior Notes due 2050

The information in this final term sheet supplements Cummins Inc.’s preliminary prospectus supplement, dated August 17, 2020 (the “Preliminary Prospectus Supplement”), and the accompanying prospectus, dated February 13, 2019 and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Terms used, but not defined, in this final term sheet have the respective meanings set forth in the Preliminary Prospectus Supplement.

Issuer	Cummins Inc.

Expected Ratings
(Moody’s / S&P /)*	A2 / A+

Offering Format	SEC Registered (File No. 333-229659)

Trade Date	August 17, 2020

Settlement Date**	August 24, 2020 (T+5)

0.750% Senior Notes due 2025

Principal Amount	$500,000,000

Maturity Date	September 1, 2025

Benchmark Treasury	0.250% due July 31, 2025

Benchmark Treasury
Price / Yield	99-26 1/4 / 0.287%

Spread to Benchmark
Treasury	50 bps

Yield to Maturity	0.787%

Coupon	0.750%

Price to Public	99.818% of principal amount, plus accrued interest, if any, from August 24, 2020

Interest Payment Dates	March 1 and September 1, beginning March 1, 2021

Day Count Convention	30 / 360

Make-Whole Call	10 bps for any redemption prior to August 1, 2025

Par Call	On or after August 1, 2025 (one month prior to the maturity date)

Denominations	$2,000 and any integral multiple of $1,000 in excess thereof

CUSIP / ISIN	231021 AU0 / US231021AU00

1.500% Senior Notes due 2030

Principal Amount	$850,000,000

Maturity Date	September 1, 2030

Benchmark Treasury	0.625% due August 15, 2030

Benchmark Treasury
Price/Yield	99-12 / 0.690%

Spread to Benchmark
Treasury	85 bps

Yield to Maturity	1.540%

Coupon	1.500%

Price to Public	99.630% of principal amount, plus accrued interest, if any, from August 24, 2020

Interest Payment Dates	March 1 and September 1, beginning March 1, 2021

Day Count Convention	30 / 360

Make-Whole Call	15 bps for any redemption prior to June 1, 2030

Par Call	On or after June 1, 2030 (three months prior to the maturity date)

Denominations	$2,000 and any integral multiple of $1,000 in excess thereof

CUSIP / ISIN	231021 AT3 / US231021AT37

2.600% Senior Notes due 2050

Principal Amount	$650,000,000

Maturity Date	September 1, 2050

Benchmark Treasury	1.250% due May 15, 2050

Benchmark Treasury
Price/Yield	95-19 / 1.432%

Spread to Benchmark
Treasury	120 bps

Yield to Maturity	2.632%

Coupon	2.600%

Price to Public	99.338% of principal amount, plus accrued interest, if any, from August 24, 2020

Interest Payment Dates	March 1 and September 1, beginning March 1, 2021

Day Count Convention	30 / 360

Make-Whole Call	20 bps for any redemption prior to March 1, 2050

Par Call	On or after March 1, 2050 (six months prior to the maturity date)

Denominations	$2,000 and any integral multiple of $1,000 in excess thereof

CUSIP / ISIN	231021 AS5 / US231021AS53

* * *

Joint Book-Running Managers	BofA Securities, Inc.
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
J.P. Morgan Securities LLC
Credit Agricole Securities (USA) Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
Standard Chartered Bank
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
Goldman Sachs & Co. LLC

Co-Managers	ANZ Securities, Inc.
PNC Capital Markets LLC
Santander Investment Securities Inc.
Siebert Williams Shank & Co., LLC
UniCredit Capital Markets LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** It is expected that delivery of the notes will be made against payment therefor on or about August 24, 2020, which is the fifth business day following the Trade Date (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by contacting (i) BofA Securities, Inc. toll-free at +1-800-294-1322 or by email at dg.prospectus_requests@bofa.com, (ii) Citigroup Global Markets Inc. toll-free at +1-800-831-9146, (iii) HSBC Securities (USA) Inc. toll-free at +1-866-811-8049, (iv) ING Financial Markets LLC toll-free at +1-877-446-4930 or (v) J.P. Morgan Securities LLC collect at +1-212-834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.